UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2010

FIRST COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	000-49736	23-2321079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two North Main Street, Mifflintown, Pennsylvania		17059
(Address of principal executive offices)		(Zip Code)

(717) 436-2144

(Registrant’s telephone number, including area code)

NONE

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2010, Jody Graybill, President of First Community Financial Corporation (the “Company”) and its wholly-owned subsidiary, The First National Bank of Mifflintown (the “Bank”), executed an election to participate in the Bank’s Amended and Restated Officer Group Term Replacement Plan (the “Plan”). The Plan provides participating officers with a life insurance benefit equal to two times their current salary, subject to a predetermined cap for each participant. With respect to Mr. Graybill, the benefit is equal to the lesser of: (i) two times his base annual salary; (ii) six hundred fifty thousand dollars ($650,000); and (iii) the total death proceeds of the policy minus the greater of (a) cash surrender value or (b) the aggregate premiums paid by the Bank.

Pursuant to the terms of the Plan, the Bank is required to pay all premiums for all policies maintained under the Plan, and continue to maintain the policy in the event of the participant’s termination of employment due to disability or retirement after age 65. Any successor to the Bank resulting from a change of control of the Bank is required to continue to maintain the policies in effect under the Plan as of the date of the change of control. A participant’s rights under the Plan cease upon a termination of employment for cause or termination of employment prior to age 65 (other than as a result of disability or leave of absence approved by the Bank).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST COMMUNITY FINANCIAL CORPORATION
(Registrant)

Dated: November 12, 2010	/s/ Jody D. Graybill
Jody D. Graybill President